UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
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UNITED DEVELOPMENT FUNDING III, L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 24, 2009
Dear Investor:
     Please find enclosed a proxy statement and proxy card for our Special Meeting of the Limited Partners for United Development Funding III, L.P. (the “Partnership”) to be held on June 9, 2009 at 10:00 a.m. Central Time at the Executive Offices of the Partnership, 1301 Municipal Way, Suite 100, Grapevine, Texas 76051.
     Holders of our units of limited partnership interest as of April 13, 2009 are asked to vote on three proposals to amend certain provisions of our Second Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), and to transact such other business that may come before the Special Meeting. Upon approval of the proposals, the Partnership intends to register approximately 5,000,000 additional units for sale to the Partnership’s limited partners pursuant to an Amended and Restated Distribution Reinvestment Plan for $20.00 per unit.
     The Partnership’s general partner recommends a vote FOR ALL proposals to amend the Partnership Agreement.
     Your vote is needed to ensure that the proposals can be acted upon. If the proposals are not approved, the Partnership Agreement will not be amended and as a result, the Partnership’s distribution reinvestment plan will have to be terminated at the earlier of May 15, 2010 or upon the sale of all units currently permitted under the Partnership Agreement.
     Your vote is very important even if you own only a small number of units. You may vote your units of limited partnership interest either in person or by proxy. In order to vote in person, you must attend the Special Meeting. Limited partners may submit their proxy via mail in the pre-addressed envelope provided or via telephone or Internet. For specific instructions on how to vote your units, please refer to the instructions on the proxy card. Investors with multiple accounts will receive a separate card for each account.
     Please feel free to contact our Investor Services team at 800-859-9338 if you have any questions or need additional information.
     We appreciate your continued support of United Development Funding III, L.P. and encourage you to vote today.
Sincerely,
By Order of the General Partner

Hollis M. Greenlaw
President and Chief Executive Officer